Exhibit 10.5
EXECUTIVE MANAGEMENT SEPARATION PLAN
Effective January 1, 2008
ARTICLE I. INTRODUCTION
The Board believes that it is consistent with the Company’s employment practices and policies and in the best interests of the Company and its stockholders to treat fairly its executive management whose positions are eliminated in connection with a Qualifying Event.
Accordingly, the Board has determined that appropriate steps should be taken to ensure the Company of the continued employment and attention and dedication to duty of its executive management and to seek to promote the availability of their continued service, notwithstanding the possibility or occurrence of a Qualifying Event. This Plan is intended to accomplish these objectives and is effective January 1, 2008.
ARTICLE II. DEFINITIONS
When used in this Plan, the terms specified below have the following meanings:
2.1 Accrued Benefits. A Participant’s Base Salary, Equity Compensation and other cash or noncash benefits previously earned, vested or accrued prior to the Participant’s Separation Date, as well as reimbursement for reasonable and necessary business expenses incurred by a Participant through the Separation Date and in accordance with the Company’s applicable expense reimbursement policies.
2.2 Base Salary. The annualized amount a Participant is entitled to receive as wages or salary on the date the termination notice is provided, or should have been provided, excluding all bonus, overtime, incentive, health and other additive compensation, and amounts designated by the Company as payment toward reimbursement of expenses, regardless of whether any such amounts are deferred.
2.3 Board. The Compensation Committee of the Insight Enterprises, Inc. Board of Directors, or such Committee’s designee.
2.4 Cause. The first of the following to occur after the Effective Date:
(a) The misappropriation (or attempted misappropriation) of any of the Company’s funds or property;
(b) The conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or misdemeanor that involves moral turpitude or a fraudulent act;
(c) Willful and significant or repeated neglect of duties;

(d) Acts of material dishonesty, disloyalty or insubordination toward the Company;
(e) Material violation of the Company’s code of ethics, any confidentiality, noncompetition or nonsolicitation covenants or any material policy with respect to the Company’s business or operations;
(f) Significant or repeated deficiency with respect to performance objectives reasonably assigned by the Company or the Company’s designee; or
(g) Insolvency of the Company.
2.5 Code. The Internal Revenue Code of 1986, as amended.
2.6 Company. Insight Enterprises, Inc. and any successor thereto. Except as used in Articles XII and XV, “Company” also includes all U.S. subsidiaries of Insight Enterprises, Inc. with U.S. operations to the extent Insight Enterprises, Inc. and any such subsidiary are treated as a single employer pursuant to Code Section 414(a), (b), (m) or (o), with the exception of Insight Canada, Inc.
2.7 Disability. A Participant has a “Disability” if he or she has been determined to be “Totally Disabled” or “Partially Disabled” in accordance with either of the Company’s group long-term disability or short-term disability plans.
2.8 Effective Date. This Plan is effective January 1, 2008 and shall apply only to a Participant who performs services as an Employee on and after such date.
2.9 Employee. A regular employee of the Company who is paid from the payroll department of the Company and for whom the Company withholds U.S. employment taxes (e.g., income tax, FICA) from the employee’s pay.
2.10 Equity Compensation. Stock options, restricted stock units, restricted stock, performance shares and other equity incentive awards.
2.11 ERISA. The Employee Retirement Income Security Act of 1974, as amended.
2.12 Good Reason. The occurrence of any of the following events, without a Participant’s prior written consent, that is not cured by the Company within 30 calendar days (or, if longer, by the Participant’s actual Separation Date) after receipt of written notice from the Participant of such event and that results in the Participant’s termination of employment within 90 calendar days of such event:
(a) Reduction in Base Salary. A material diminution in a Participant’s Base Salary following a Reduction in Force or Other Restructuring; provided, however, that this paragraph shall not apply in the case of a Reduction in Force or Other Restructuring in which substantially all Participants are subject to substantially similar reductions; or

(b) Relocation. Following a Reduction in Force or Other Restructuring, a material change in the geographic location at which the Participant must work.
2.13 Participant. As defined in Article V.
2.14 Plan. This Executive Management Separation Plan.
2.15 Plan Administrator. The Plan Administrator shall be the Board or its designee.
2.16 Qualifying Event. A “Qualifying Event” within the meaning of Article III.
2.17 Reduction in Force or Other Restructuring. A reorganization or other organizational change or restructuring of Company operations that results in the elimination of a Participant’s position and the termination or reassignment of the Participant.
2.18 Release. As defined in Section 7.7.
2.19 Separation Date. A Participant’s last date of employment.
2.20 Severance Benefits. The benefits payable to a Participant in accordance with Section 7.1.
ARTICLE III. QUALIFYING EVENT
A Participant shall be entitled to Severance Benefits if (a) in connection with a Reduction in Force or Other Restructuring, the Company eliminates the Participant’s position and the Participant’s employment with the Company is involuntarily terminated by the Company without Cause or the Participant is offered a new position and the Participant terminates his or her employment for Good Reason, or (b) the Participant’s employment is involuntarily terminated without Cause unrelated to a Reduction in Force or Other Restructuring.
ARTICLE IV. EVENTS THAT DO NOT TRIGGER SEVERANCE BENEFITS
4.1 Termination for Cause or Without Good Reason. A Participant shall not be entitled to Severance Benefits if the Participant’s employment with the Company is terminated by the Company for Cause or if the Participant voluntarily terminates employment without Good Reason.
4.2 Termination by Reason of Disability or Death. A Participant shall not be entitled to Severance Benefits if the Participant’s employment with the Company is terminated by reason of Disability or death.

ARTICLE V. PARTICIPATION
5.1 Eligibility. This Plan is for the sole benefit of certain executive management of the Company who are classified by the Plan Administrator as Directors, Vice Presidents or Senior Vice Presidents and who receive a Release from the Company under Section 7.7 in connection with a Reduction in Force or Other Restructuring or an involuntary termination. Such eligible executive management shall be collectively referred to as “Participants.” However, any such executive management shall not be eligible for benefits under this Plan if any one of the following apply: (a) employment is terminated with the Company as a result of outsourcing or of a sale or acquisition by another entity and employment is continued with the outsource vendor or successor owner, (b) in such an outsourcing or sale or acquisition situation, the outsource vendor or successor owner offers employment and such job offer is declined, or (c) services are retained on a substantially full-time basis as a consultant or contractor of the Company, an acquiring entity or an outsource vendor.
5.2 Ineligibility. In addition to the ineligible executive management described in Section 5.1, temporary employees, temporary agency employees, leased employees, non-payroll workers, W-2 contractor employees and independent contractors of the Company are ineligible to participate in this Plan, regardless of how the relationship with the Company subsequently may be characterized.
ARTICLE VI. TERMINATION PROCEDURES
A Participant shall receive advance written notice of a termination by the Company in connection with a Qualifying Event when practicable, but in no event is advance written notice required.
ARTICLE VII. SEVERANCE BENEFITS
7.1 Description of Severance Benefits for All Participants. Upon a Qualifying Event, and if a Participant has executed a Release in a form to the satisfaction of the Company and not revoked the Release within the period specified therein, the Participant shall be entitled to the following:
(a) Severance Payments. The Company shall pay (i) three months of Base Salary to Directors, (ii) six months of Base Salary to Vice Presidents, and (iii) twelve months of Base Salary to Senior Vice Presidents.
(b) Health Insurance. The Company shall pay the full premium cost of health care coverage for a Participant and any of his or her dependents participating in the Company’s medical, dental, vision and prescription plans on the Separation Date for the following time periods: (i) one month for Directors; (ii) two months for Vice Presidents; and (iii) three months for Senior Vice Presidents; provided, however, that such payments are contingent on the Participant’s timely election of COBRA continuation coverage and shall terminate early for any reason permitted under COBRA (both during the maximum COBRA period and any additional coverage period). Except with respect to the foregoing premium payment provisions, this Plan does not otherwise modify the Company’s standard COBRA procedures and administration, including, without limitation, the Participant’s obligation to notify the Company promptly if the Participant or any of his or her covered dependents become eligible for benefits under the group health plan of another employer or entitled to Medicare benefits.

(c) Outplacement Assistance. For a period of three months after a Participant’s Separation Date, the Company shall provide outplacement assistance to the Participant through an outside management consulting firm selected by the Company and at the sole cost of the Company.
7.2 Form and Timing of Severance Benefits.
(a) Unless Code Section 162(m) is applicable (in which case, the provisions of Section 7.6(b) shall apply), the Severance Benefits described in Section 7.1(a) shall be paid on a monthly basis in accordance with the Company’s normal payroll practices beginning with the first payroll period following the Participant’s Separation Date, subject to the Participant’s execution of a Release, or, if later, beginning with the first payroll period after the date the Participant’s Release ceases to be revocable. The Severance Benefits described in Section 7.1(b) shall be provided in accordance with the Company’s standard procedures governing COBRA administration. The Severance Benefits described in Section 7.1(c) shall be provided by the Company to the Participant beginning on the first day of the month following the Participant’s Separation Date.
(b) Notwithstanding anything to the contrary herein, no Severance Benefits under this Plan shall exceed two times the lesser of (i) the sum of the Participant’s total annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the calendar year in which the Participant’s Separation Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Participant had not terminated employment), and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17), as adjusted for inflation (for 2008, this amount is $230,000), for the year in which the Participant’s Separation Date occurs. In addition, all Severance Benefits shall be paid no later than December 31 of the second calendar year following the calendar year in which the Participant’s Separation Date occurs.
7.3 Withholding of Taxes and Other Required Deductions. The Company shall withhold from any amounts payable under this Plan all federal, state, local or other taxes and other deductions (e.g., garnishments, qualified domestic relations orders (QDROs), 401(k) deferrals) that are legally required to be withheld.
7.4 Accrued Benefits. Notwithstanding anything to the contrary contained in this Plan, on termination of employment of any Participant, the Company shall pay to the Participant any Accrued Benefits in accordance with the Company’s policy on the Participant’s Separation Date.

7.5 Relation to Other Severance Programs or Payments. Severance Benefits are not intended to duplicate other comparable post-termination payments or benefits under any plan, program, policy or agreement between the Participant and the Company, regardless of the event triggering such payments or benefits, or under applicable law (such as the WARN Act). Should such payments or benefits be due, the Participant’s Severance Benefits shall be treated as having been paid to satisfy such payments or benefits (to the extent payable by the Company) or shall be reduced by such payments or benefits. In either case, the Plan Administrator in its sole and exclusive judgment shall determine how to apply this provision, and may override this or other provisions in this Plan in doing so. In the event a written agreement between the Company and a Participant (a) was executed and in effect prior to the Effective Date of this Plan or has been approved by the Board, and (b) contains severance benefits or definitions of Good Reason that differ from those in this Plan (provided any such definition of Good Reason complies with Code Section 409A, if applicable), the Participant shall be entitled to rely on and shall receive the benefit of whichever of such benefit provisions and definitions are more favorable to the Participant in a particular situation.
7.6 Potential Limitations on Severance Benefits and Payments.
(a) Golden Parachute Limitation. Notwithstanding anything in the Plan to the contrary, in the event receipt of all Severance Benefits would subject a Participant to an excise tax under Code Section 4999, the Company shall pay the Participant either (i) the full amount of Severance Benefits, or (ii) an amount equal to the Severance Benefits, reduced by the minimum amount necessary to prevent any portion of the Severance Benefits from being an “excess parachute payment” (within the meaning of Code Section 280G), whichever of the foregoing amounts results in the receipt by the Participant, on an after-tax basis, of the greatest amount of Severance Benefits notwithstanding that all or some portion of the Severance Benefits may be subject to an excise tax.
For purposes of determining whether the Participant would receive a greater after-tax benefit from the capped Severance Benefits than from receipt of the full amount of Severance Benefits, (A) there shall be taken into account any excise tax and all applicable federal, state and local taxes required to be paid by the Participant in respect of the receipt of such payments, and (B) such payments shall be deemed to be subject to the highest rate of federal income tax and the highest rate or rates of state and local income taxes in the state and locality of the Participant’s residence for income tax purposes for the taxable year in which the total Severance Benefits will be made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Code Section 68 and any other limitations applicable to the deduction of state and local income taxes under the Code).

(b) Code Section 162(m) Limitation. To the extent the Company reasonably anticipates that Severance Benefits would not be deductible under Code Section 162(m) by the Company if made or provided when otherwise due under this Plan, payment of such Severance Benefits shall be delayed and shall subsequently be paid during the Participant’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that Code Section 162(m) will not preclude the deduction of the Severance Benefits.
7.7 Release and Waiver and Reaffirmation of Restrictive Covenants. Notwithstanding any other provision of this Plan, the right of a Participant to receive Severance Benefits hereunder shall be subject to the execution by the Participant of a release and waiver of all employment-related claims and a reaffirmation of all preexisting restrictive covenants, including, but not limited to, nondisparagement covenants, noncompetition covenants, confidentiality covenants and nonsolicitation of customers and employees covenants (collectively, the “Release”), such Release to be in a form provided by the Company.
7.8 Reemployment. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer, except as provided in Section 7.1(b).
ARTICLE VIII. FORFEITURE OF SEVERANCE BENEFITS
8.1 Future Services With the Company. If a Participant provides services to the Company (as an employee, independent contractor, consultant or otherwise) within the period after the Participant’s Separation Date during which he or she is receiving Severance Benefits, and does so without the prior written approval of the Company’s Chief Executive Officer or his or her delegate, the Participant shall repay (or, if the Severance Benefits have not yet been provided to the Participant, forfeit) a pro rata amount of the Severance Benefits previously paid or provided by the Company.
8.2 Violation of the Company’s Codes of Ethics or Business Conduct or the Participant’s Restrictive Covenants. Notwithstanding any other provision of this Plan, if it is determined by the Company that a Participant has violated the Company’s Codes of Ethics or Business Conduct, or violated any restrictive covenants contained in the Participant’s Release or any other restrictive covenants contained in any other Company plan, program or agreement with the Company, the Participant shall be required to repay to the Company an amount equal to the economic value of all Severance Benefits already provided to the Participant under this Plan, and the Participant shall forfeit all unpaid benefits under this Plan. Additional forfeiture provisions may apply under other agreements between the Participant and the Company, and any such forfeiture provisions shall remain in full force and effect.

8.3 Remedies Cumulative. All remedies afforded the Company under this Plan are cumulative in nature and in no way limit the remedies available to the Company under any other Company plan, program, policy or agreement. The remedies under this Plan are also available to the Company in addition to every other remedy provided by law, including but not limited to the ability to seek injunctive relief and money damages.
ARTICLE IX. EMPLOYMENT STATUS AND RIGHTS
9.1 Employment Status. This Plan does not constitute a contract of employment or impose on the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment or to change the Company’s policies regarding termination of employment.
9.2 Includable Compensation. Severance Benefits shall not be counted as “compensation” for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein. Except as otherwise specifically provided for in this Plan, a Participant’s rights and benefits under any of the Company’s other benefit plans, programs, policies and agreements continue to be subject to the respective terms of those plans, programs, policies and agreements.
9.3 Attention and Effort. This Plan is not intended to modify in any way a Participant’s obligation, during the term of his or her employment with the Company, to devote all of his or her productive time, ability, attention and effort to the business and affairs of the Company and the discharge of the responsibilities assigned to him or her, and to use his or her best efforts to perform faithfully and efficiently such responsibilities.
ARTICLE X. TYPE OF PLAN
This Plan is intended to be, and shall be interpreted as, an unfunded employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) for a select group of management or highly compensated employees (within the meaning of Section 2520.104-24 of Department of Labor Regulations).
ARTICLE XI. SUCCESSORS AND ASSIGNMENTS
11.1 Assumption Required. This Plan shall bind any successor, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise) in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and to agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

11.2 Assignment. This Plan shall inure to the benefit of and shall be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount would still be payable to the Participant under this Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant’s estate. A Participant’s rights under this Plan shall not otherwise be transferable or subject to lien or attachment.
11.3 Enforcement. This Plan constitutes an enforceable contract between the Company and each Participant.
ARTICLE XII. AMENDMENT AND TERMINATION
The Company reserves the right to amend or terminate this Plan at any time. The form of any amendment or termination of this Plan shall be a written instrument signed by a duly authorized officer of the Company, certifying that the amendment or termination has been approved by the Company. An amendment or termination of this Plan in accordance with the terms of this article shall automatically effect a corresponding amendment to, or a termination of, all Participants’ rights under this Plan.
ARTICLE XIII. GOVERNING LAW, JURISDICTION AND VENUE
This Plan is a “top hat” employee benefit plan subject to ERISA’s enforcement provisions, and it shall be interpreted, administered and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common law of the State of Arizona shall apply, without reference to principles of conflict or choice of law. This Plan will be subject to the exclusive jurisdiction and venue of the federal or state courts of the State of Arizona, Maricopa County to resolve issues that may arise out of or relate to this Plan or its subject matter.
ARTICLE XIV. VALIDITY AND SEVERABILITY
The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provision shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
ARTICLE XV. ADMINISTRATION
15.1 Administration. The Board has all power and authority necessary or convenient to administer this Plan, including, but not limited to, the exclusive authority and discretion: (a) to construe and interpret this Plan; (b) to decide all questions of eligibility for and the amount of benefits under this Plan; (c) to prescribe procedures to be followed and the forms to be used by the Participants pursuant to this Plan; and (d) to request and receive from all Participants such information as the Board determines is necessary for the proper administration of this Plan. All actions taken and all determinations made by the Board will be final and binding on all persons claiming any interest in or under this Plan. To the extent the Board has been granted discretionary authority under this Plan, the Board’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

15.2 Claims Procedures.
(a) Claim for Benefits. A Participant (or any individual authorized by such Participant) has the right under ERISA and this Plan to file a written claim for benefits. To file a claim, the Participant must send the written claim to the Company’s Chief People Officer or his or her designee. If such claim is denied in whole or in part, the Participant shall receive written notice of the Chief People Officer’s decision within 90 days after the claim is received. Such written notice shall include the following information: (i) specific reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the perfection of the claim and an explanation of why it is needed; and (iv) steps to be taken if the Participant wishes to appeal the denial of the claim, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA upon an adverse decision on appeal. If the Chief People Officer needs more than 90 days to make a decision, he or she shall notify the Participant in writing within the initial 90 days and explain why more time is required and how long is needed. If a Participant (or any individual authorized by such Participant) submits a claim according to the procedures above and does not hear from the Chief People Officer within the appropriate time, the Participant may consider the claim denied.
(b) Appeals. The following appeal procedures give the rules for appealing a denied claim. If a claim for benefits is denied, in whole or in part, or if the Participant believes benefits under this Plan have not been properly provided, the Participant (or any individual authorized by such Participant) may appeal this denial in writing within 60 days after the denial is received. Participant may submit written comments, documents, records and other information relating to his or her appeal for benefits. The Participant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her appeal for benefits. The review of a Participant’s appeal shall take into account all comments, documents, records and other information submitted by the Participant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
The Plan Administrator shall conduct such a review and make a final decision within 60 days after receiving the Participant’s written request for review. If the Plan Administrator needs more than 60 days to make a decision, it shall notify the Participant in writing within the initial 60 days and explain why more time is required. The Plan Administrator may then take 60 more days to make a decision. If such appeal is denied in whole or in part, the decision shall be in writing and shall include the following information: (i) specific reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a statement of the Participant’s right to access and receive copies, upon request and free of charge, of all documents and other information relevant to such claim for benefits; and (iv) a statement of the Participant’s (or representative’s) right to bring a civil action under Section 502(a) of ERISA. If the Plan Administrator does not respond within the applicable time frame, the Participant may consider the appeal denied. If a Participant (or any individual authorized by such Participant) submits a written request to appeal a denied claim, the Participant has the right to review pertinent Plan documents and to send a written statement of the issues and any other documents to support the claim. The Participant must pursue the claim and appeal rights described above before seeking any other legal recourse regarding a claim for benefits.
15.3 Notice. Any notice required to be delivered by the Company or the Plan Administrator or by a Participant under this Plan shall be deemed delivered to the Company or to the Participant when deposited in the U.S. mail, addressed to the Company’s Chief People Officer or to the Participant at his or her last known address as reflected on the books and records of the Company.
ARTICLE XVI. CODE SECTION 409A
This Plan is intended to be excepted from coverage under Code Section 409A to the maximum extent possible and otherwise comply with the requirements of Code Section 409A (including accompanying regulations and current IRS guidance). The terms of this Plan shall be interpreted, operated and administered in a manner consistent with this intention to the extent the Board deems necessary to comply with Code Section 409A and any official guidance issued thereunder.
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The Company has caused this Plan to be executed as of the date set forth below.

INSIGHT ENTERPRISES, INC.

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